Exhibit 10.5
FIFTH AMENDMENT
TO THE
PNM RESOURCES, INC.
OFFICER LIFE INSURANCE PLAN

Effective January 1, 2004, PNM Resources, Inc. established the PNM Resources, Inc. Officer Life Insurance Plan (the “Plan”). The Plan was subsequently amended on four previous occasions. By execution of this instrument, PNM Resources now desires to amend the Plan to close the Plan to officers hired on or after September 25, 2011.
1.Except as otherwise set forth below, this Fifth Amendment shall be effective as of the date on which it is executed.
2.Section 2.1(h) (General - Participant) is hereby amended and restated in its entirety to read as follows:
(h)    “Participant” means an employee of the Company or any affiliate who has been designated or selected for participation in the Plan pursuant to Section 3.2 (Selection of Participants). No employee hired on or after September 25, 2011 shall become a Participant in the Plan.
3.Section 3.2 (Eligibility - Selection of Participants) of the Plan is hereby amended and restated to read as follows:
3.2    Selection of Participants. The employees who are eligible to participate in the Plan are the “Officers” of the Company. For this purpose, an “Officer” is an individual who occupies the position of Vice President or higher. No Officer who is hired on or after September 25, 2011shall be eligible to participate in the Plan.
4.This Fifth Amendment amends only the provisions of the Plan as noted above, and those provisions not expressly amended shall be considered in full force and effect. Notwithstanding the foregoing, this Fifth Amendment shall supersede the provisions of the Plan to the extent those provisions are inconsistent with the provisions and intent of this Fifth Amendment.

IN WITNESS WHEREOF, PNM Resources has caused this Fifth Amendment to be executed as of this _16__ day of _December_, 2011.
PNM RESOURCES, INC.

By: /s/ Alice A. Cobb
Its:     SVP/CAO